FIRST AMENDED AND
                              RESTATED CREDIT NOTE


        THIS FIRST AMENDED AND RESTATED CREDIT NOTE (hereinafter called the "Note") is made and entered into as of the third (3rd) day of January, 1997, by and between SEI II L.P., formerly known as Shearson Equipment Investors - II, a New York limited partnership (the "Partnership"), and BUTTONWOOD LEASING CORPORATION, a Delaware corporation (the "Lender"), assignee of The First National Bank of Maryland (the "Original Lender").

        WHEREAS, the Partnership heretofore executed and delivered to the Original Lender that certain Credit Note dated December 9, 1981, in the original principal amount of Seventeen Million Dollars ($17,000,000) (the "Original Note"); and

        WHEREAS, the Original Lender sold and assigned the Original Note to the Lender on May 30, 1986; and

        WHEREAS, on May 30, 1986, the Partnership and the Lender agreed (i) that the principal amount of the Original Note shall remain constant; and (ii) to decrease the rate of interest on the Original Note from one and one quarter percent (1.25%) plus the Prime Rate (as defined in the Original Note) to a rate equal to the prime rate charged by Bank America Illinois, formerly Continental Illinois National Bank; and

        WHEREAS, the Partnership and the Lender have agreed on an annual basis to extend the maturity date of the Original Note, and the current maturity date of the Original Note is January 3, 1997; and

        WHEREAS, prior to January 3, 1997, the outstanding principal amount of the Original Note was reduced from Seventeen Million Dollars ($17,000,000) to Seven Million Eight Hundred Thirty Nine Thousand Dollars ($7,839,000); and

        WHEREAS, the Partnership and the Lender have agreed to further extend the maturity of the Original Note to the earlier of January 2, 1998, or the date on which the Partnership sells the 25 covered hopper river barges that are owned by the Partnership (the "Barges"); and

        WHEREAS, as of January 3, 1997, immediately following the application of the principal payment in the amount of Five Million Five Hundred Thousand Dollars ($5,500,000) made by the Partnership to the Lender on such date, the outstanding principal amount of the Original Note will be reduced from Seven Million Eight Hundred Thirty Nine Thousand Dollars ($7,839,000) to Two Million Three Hundred Thirty Nine Thousand Dollars ($2,339,000); and

        WHEREAS, as of January 3, 1997, the amount of accrued and unpaid interest of the Original Note is Nine Million Eight Hundred Twenty-Nine Thousand Three Hundred Sixty Dollars ($9,829,360) and such amount remains due and owing; and

        WHEREAS, the Partnership and the Lender desire to restate the Original Note, as amended hereby;

        NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, as between the Partnership and the Lender, to amend and restate the Original Note to read as follows:

                        $2,339,000      January 3, 1997


        FOR VALUE RECEIVED, the Partnership promises to pay to the order of BUTTONWOOD LEASING CORPORATION (the "Lender") at the main office of the Lender at c/o Lehman Brothers, Inc., 3 World Financial Center, 29th Floor, New York, New York 10285-2900 or at such other place as the Lender may from time to time designate, the Principal Sum of Two Million Three Hundred Thirty Nine Thousand Dollars ($2,339,000) plus accrued interest as of the date hereof of Nine Million Eight Hundred Twenty-Nine Thousand Three Hundred Sixty Dollars ($9,829,360) and agrees to pay quarterly installments of principal from the date hereof until maturity, payable on April 1, 1997, July 1, 1997, and October 1, 1997 (each a "Payment Date") in an amount equal to the amount of interest accrued on the unpaid principal balance from the later of the date hereof or the immediately preceding Payment Date. The Partnership further agrees to pay interest on the unpaid balances of principal hereunder from the date hereof aturity, payable in arrears at maturity on January 2, 1998. Interest on the outstanding principal balance shall be computed using simple interest at a fluctuating interest rate per annum (based on a year of 360 days for the actual number of days elapsed) at all times equal to the "Prime Rate" (as hereinafter defined), which interest rate shall change automatically from time to time effective as of the effective date of each change in the Prime Rate. "Prime Rate" shall mean, as of any date, (i) the announced or published prime rate at the Bank America Illinois of Chicago, Illinois, or its successor, or (ii) in the absence of an announced or published prime rate by Bank America Illinois or its successor, the Prime Rate reported in the Money Rates Column of The Wall Street Journal, currently defined as being the base rate on corporate loans posted by at least 75% of the nation's thirty largest banks (regardless of whether such rate has actually been charged by any such bank); provided that, in the event The Wall Street Journal (y) publishes more than one prime rate, the highest of such rates shall be the "Prime Rate", or (z) publishes a retraction or correction of any such rate, the rate reported in such retraction or correction shall be the "Prime Rate." The outstanding Principal Sum and accrued interest shall be repaid on the earlier of January 2, 1998 or the date on which the Partnership sells the Barges.

All payments on account of the principal hereof shall be noted by the Lender on the Schedule attached hereto and made part hereof; provided, however, that the failure of the Lender to make any such notation shall not limit or otherwise affect the obligations of the Partnership hereunder or under the Credit Agreement (as hereinafter defined).

Payments of both principal and interest shall be made not later than 4:00 P.M. local time on each Payment Date at c/o Lehman Brothers, Inc., 3 World Financial Center, 29th Floor, New York, New York 10285-2900, in lawful money of the United States of America by check or by wire transfer in immediately available funds. Funds received after 4:00 P.M. may, at the election of the Lender, be treated as received on the next succeeding Business Day. All payments received by the Lender shall be applied first to the payment of principal and the balance to the payment of accrued interest.

The Partnership promises to pay to the order of Lender on or before the 60th day (or the next succeeding Business Day) after the end of each calendar quarter commencing March 31, 1997, a mandatory prepayment of principal on this
Note in an amount equal to the Cash Sweep Payment Amount (as hereinafter defined) for such date. For purposes of this Note, the "Cash Sweep Payment Amount" for each date that such a payment is due shall be an amount equal to 90% of the aggregate Free Cash (as hereinafter defined) of the Partnership as of the last day of the immediately preceding calendar quarter of the Partnership. For purposes of this Note, "Free Cash" shall mean the amount (provided such amount is greater than zero) equal to the Net Operating Income of the Partnership minus the scheduled principal installments paid on any Debt permitted by Section 9(c) of the Credit Agreement for the immediately preceding calendar quarter of the Partnership. "Net Operating Income" shall mean Total (including Other Income) minus Operating Expenses and General Administrative Expenses minus capital required by future operations as determined by the general partner of the Partnership (but not to exceed $300,000) plus depreciation and amortization taken. The following capitalized terms used in this Note shall have the meanings hereafter ascribed to them: "Total Revenue" shall mean for any period of time, all cash actually received by the Partnership in connection with the management and operation of the Barges, including, without limitation, all rents and fees from the rental of the Barges; "Other Income" shall mean for any period of time, all cash actually received by the Partnership, other than total revenue as defined, including, without limitation, reimbursement or refunds, interest and other receipts incidental to operating the Partnership; "Operating Expenses" shall mean the total amount of all costs and expenses actually paid in cash during such time period by the Partnershi p (or by the property manager on behalf of the Partnership) for the management, maintenance, repair, insurance or operation of the Barges, exclusive of expenses for depreciation and amortization; and "General Administrative Expenses" shall mean the total amount of all costs and expenses actually paid in cash during such time period by the Partnership such as but not limited to audit/accounting fees, legal fees, transfer agent fees, printing and postage fees, out of pocket costs and any other cost or expenses paid in connection with the management and administration of the Partnership. All mandatory prepayments of principal made as required under this paragraph shall be applied to the principal balance of this Note and shall not be subject to any prepayment fees.

Except as otherwise defined herein, all capitalized terms used and not otherwise defined in this Note shall have the meanings ascribed to them in that certain Credit Agreement dated as of December 9, 1981, between the Partnership and the Original Holder (in its capacities both as lender and as trustee), as amended by that certain Amendment Agreement dated June 30, 1983, between the Partnership and the Original Holder, as amended and restated by that certain First Amended and Restated Credit Agreement dated as of the date hereof between the Partnership and the Lender, and as the same may from time to time be further amended, modified, extended or renewed (the "Credit Agreement").

Notwithstanding anything to the contrary in this Note, the Security Documents or the Credit Agreement, neither the Lender nor the successors or assigns of the Lender shall have any claim, remedy or right to proceed against the Partnership, any limited partner of the Partnership, the general partner of the Partnership in its individual corporate capacity, or any incorporator or any past, present or future subscriber to the capital stock of, or stockholder, officer or director of the said general partner, for the payment of any deficiency or any other sum owing on account of the indebtedness evidenced by this Note from any source other than the Barges and the collateral securing this Note under the Credit Agreement and the Security Documents; and the Lender, by acceptance hereof, waives and releases any personal liability of the Partnership, any limited partner of the Partnership, the general partner of the Partnership in its individual corporate capacity and any incorporator or t, present or future subscriber to the capital stock of, or stockholder, officer or director of the said general partner, for and on account of such indebtedness or such liability, and agrees to look solely to the said Barges and the collateral security for the satisfaction of such liability; provided, however, nothing herein contained shall limit, restrict or impair the rights of the Lender to accelerate the maturity of this Note upon a default under the Credit Agreement, to bring suit and obtain a judgment against the Partnership on this Note, to exercise all rights and remedies provided under the Credit Agreement (including, without limitation, the rights granted pursuant to Section 12(b) therein) and the Security Documents or otherwise realize upon the Barges and the collateral securing this Note.

This Note is a "Note" referred to in, and is entitled to the benefits of, said Credit Agreement, which Credit Agreement contains provisions, among others, for the acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to maturity upon the terms and conditions therein specified. This Note is secured by the Security Documents.

The Partnership hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices whatsoever in connection with delivery, acceptance, performance and enforcement of this Note.

The Partnership shall pay all costs and expenses, including reasonable attorneys' fees, incurred by the Lender in enforcing the obligations of the Partnership hereunder and in the collection of this Note.

This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

If any provision of this Note, the Credit Agreement or of any other instrument between the Partnership and the Lender shall be determined by judicial or governmental authority to permit the collection of or to require payment of any amount of interest in excess of the maximum amount permitted by applicable laws, then, notwithstanding any provision hereof to the contrary, this Note and all charges or payments made in connection herewith, shall be held subject to reduction or rebate, as the case may be, to the maximum amount permitted under said applicable laws.

The Partnership shall have the right, at its option, to prepay this
Note in whole or in part from time to time, without premium or penalty. Each partial prepayment shall be in the aggregate principal amount of $10,000 or an integral multiple thereof. Any partial prepayments made by the Partnership shall be applied first to the unpaid principal amount of this Note and then to accrued and unpaid interest. The Lender shall be entitled to receive written or telegraphic notice of each prepayment at least 5 Business Days prior thereto, which notice shall specify the aggregate principal amount of this Note to be prepaid on the prepayment date. Notice of prepayment having been given by the Partnership as aforesaid, the principal amount of this Note specified in such notice, together with interest accrued and unpaid on the amount of such prepayment to the date of prepayment, shall be due and payable on such prepayment date. This Note shall become effective only upon its execution b parties to this Note.



	This Note has been executed as of the day and year first above written.


		SEI II L.P., a New York Limited Partnership

ATTEST:		By:	SEI II Equipment, Inc., General Partner,


                By:    /s/ Regina Hertl
                           Regina Hertl, Vice President

Accepted this 3rd day of January, 1997 by

		BUTTONWOOD LEASING CORPORATION


                By:    /s/ Steven J. Gorey
                           Steven J. Gorey, President



	SCHEDULE

	to First Amended and Restated Credit Note dated as of January 3, 1997 of SEI II L.P.
	to Buttonwood Leasing Corporation

	PAYMENTS ON ACCOUNT OF PRINCIPAL



	Amount of	Unpaid Principal	Notation
	Principal Paid	Balance	Made by